Exhibit 99.1

Unaudited Interim Statements of Revenues and Direct Operating Expenses of

Certain Oil and Gas Properties of BP Exploration & Production Inc.

and BP America Production Company (as described in Note 1)

	Nine Months Ended September 30,
	2012	2011
	(in thousands)
Revenues	$1,312,807	$1,394,117
Direct operating expenses	(130,658)	(114,033)

Revenues in excess of direct operating expenses	$1,182,149	$1,280,084

See accompanying notes to the unaudited interim Statements of Revenues and Direct Operating Expenses.

Notes to Unaudited Interim Statements of Revenues and Direct Operating Expenses of

Certain Oil and Gas Properties of BP Exploration & Production Inc.

and BP America Production Company (as described in Note 1)

For the Nine Months Ended September 30, 2012 and 2011

(1) — Basis of Presentation

On September 4, 2012, BP Exploration & Production Inc. and BP America Production Company (collectively “BP”) entered into a purchase and sale agreement (the “PSA”) to divest its interests in certain oil and gas fields in the deepwater Gulf of Mexico to Plains Exploration & Production Company (“PXP”) for a total of $5.55 billion in cash. BP divested its interests in three BP-operated assets: the Marlin hub, comprised of the Marlin, Dorado and King fields (BP working interest 100%); Horn Mountain (BP, 100%) and Holstein (BP, 50%). The divestment also includes BP’s stake in two non-operated assets: Ram Powell (BP, 31%) and Diana and Hoover (BP, 33.33%), collectively with the BP-operated assets, (the “BP Properties”). The transaction closed on November 30, 2012. After pre-closing adjustments from the effective date of October 1, 2012, which resulted in a reduction to the $5.55 billion purchase price of approximately $191.0 million, BP received $5.36 billion in cash, which includes the deposit of $555 million previously paid to BP by PXP.

The accompanying audited statements include revenues from oil (including condensate and natural gas liquids) and natural gas production and direct operating expenses associated with the BP Properties. For purposes of these statements, all properties identified in the PSA between BP and PXP are included herein. The accompanying statements vary from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that they do not reflect certain expenses that were incurred in connection with the ownership and operation of the BP Properties including, but not limited to, general and administrative expenses, interest expense, gains and losses on mark-to-market derivative contracts and federal and state income tax expenses. These costs were not separately allocated to the BP Properties in the accounting records of BP. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the BP Properties had they been PXP’s properties due to the differing size, structure, operations and accounting policies of BP and PXP. The accompanying statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which PXP will incur upon the allocation of the purchase price paid for the BP Properties. Furthermore, no balance sheet has been presented for the BP Properties because their historical cost and related working capital balances are not segregated or easily obtainable, nor has information about the BP Properties’ operating, investing and financing cash flows been provided for similar reasons. Accordingly, the historical Statements of Revenues and Direct Operating Expenses of the BP Properties are presented in lieu of the full financial statements required under Item 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X.

All adjustments, consisting only of normal recurring adjustments that in the opinion of management were necessary for a fair statement of the revenues and direct operating expenses for the interim periods, have been reflected. These interim Statements of Revenues and Direct Operating Expenses have been prepared pursuant to the rules and regulations of the SEC regarding interim financial reporting. Accordingly, they do not include all the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements and should be read in conjunction with the audited Statements of Revenues and Direct Operating Expenses for the years ended December 31, 2011, 2010 and 2009 included in PXP’s Current Report on Form 8-K filed on October 23, 2012.

These Statements of Revenues and Direct Operating Expenses are not indicative of the results of operations for the BP Properties on a go forward basis.

(2) — Summary of Significant Accounting Policies

Use of Estimates — The Statements of Revenues and Direct Operating Expenses are derived from the historical operating statements of BP. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the Statements of Revenues and Direct Operating Expenses. Actual results could be different from those estimates.

Revenue Recognition — Total revenues in the accompanying statements include oil and gas, net of royalties. BP recognizes revenues when the significant risks and rewards of ownership have passed to the buyer, which is typically at the point that title passes and the revenues can be reliably measured. Oil and gas revenues included in these statements are recorded on the entitlements method, under which revenues are based on the volumes to which BP is entitled by ownership interest. There were no significant imbalances with other revenue interest owners during the nine-month periods ended September 30, 2012 and 2011.

Direct Operating Expenses — Direct operating expenses are recognized when incurred and consist of direct expenses of operating the BP Properties. The direct operating expenses include lease operating, processing and transportation expenses. Lease operating expenses include lifting costs, well repair expenses, facility maintenance expenses, well workover costs, and other field related expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and natural gas production activities.

(3) — Related Party Transactions

Production from the BP Properties was sold to wholly owned BP affiliates at current market prices. Any margins earned by such BP affiliates are excluded from the accompanying financial statements.

(4) — Contingencies

The activities of the BP Properties are subject to potential claims and litigation in the normal course of operations. BP management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the BP Properties.

(5) — Subsequent Events

Management has evaluated subsequent events through December 7, 2012, the date the Statements of Revenues and Direct Operating Expenses were available to be issued, and has concluded no events need to be reported during this period.

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